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                                                                     Exhibit 8.2

                     Mayer, Brown & Platt Tax Opinion


                      [Letterhead of Mayer, Brown & Platt]

                             October 16, 2001


iPCS, Inc.
1900 East Golf Road, Suite 900
Schaumburg, Illinois 60173

  Re: Agreement and Plan of Merger, dated as of August 28, 2001 (the "Merger
      Agreement"), by and between AirGate PCS, Inc., a Delaware corporation ("AirGate"), and iPCS, Inc., a Delaware corporation ("iPCS").

Dear Ladies and Gentlemen:

   We have acted as special counsel to iPCS in connection with the proposed merger (the "Merger") of a wholly owned subsidiary of AirGate ("Merger Sub") with and into iPCS, pursuant to which the holders of iPCS common stock (including shares of iPCS common stock into which Series A-1 Convertible Participating Preferred Stock, par value $.01 per share, of iPCS and Series A-2 Convertible Participating Preferred Stock, par value $.01 per share, of iPCS shall have been converted immediately prior to the Effective Time in accordance with Section 5(b)(ii) of the respective Certificates of Designations with respect thereto) will receive shares of AirGate common stock as provided for in the Merger Agreement. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Merger Agreement. This opinion is being delivered in connection with, and as of the date of the declaration of the effectiveness by the Securities and Exchange Commission of, AirGate's registration statement on Form S-4 relating to the Merger (the "Registration Statement") to which this opinion appears as an exhibit.

   You have requested our opinion concerning certain United States federal income tax consequences of the Merger. In providing this opinion, we have relied on and assumed the accuracy of (without any independent investigation or review thereof): (i) the description of the Merger as set forth in the Merger Agreement, including the representations and covenants of iPCS, AirGate and Merger Sub; (ii) representations provided by iPCS, AirGate and Merger Sub concerning certain facts underlying and relating to the Merger; and (iii) such other instruments and documents related to the formation, organization and operation of iPCS, AirGate and Merger Sub and related to the consummation of the Merger as we have deemed necessary or appropriate.

   In addition, we have assumed that: (i) the Merger will be reported by iPCS, AirGate and Merger Sub on their respective U.S. federal income tax returns in a manner consistent with the opinion set forth below; (ii) any representation or statement that is anticipated to be true or that is made "to the best of knowledge" or is similarly qualified is correct without such qualification;
(iii) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement; and (iv) officers of iPCS, AirGate and Merger Sub who have signed the representations on behalf of those respective entities are knowledgeable concerning the matters and are authorized to make all of the representations set forth therein.

   This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusion.

   To the extent this opinion addresses the federal income tax consequences of the holders of iPCS common stock, this opinion only addresses consequences to holders who hold their shares as capital assets within the
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meaning of Section 1221 of the Code. In addition, the conclusions set forth in this opinion may not be fully applicable to shareholders subject to special treatment under U.S. federal income tax law, as listed in the prospectus (the "Prospectus") contained in the Registration Statement under the caption "Material U.S. Federal Income Tax Consequences of the Merger." In addition, this opinion does not address the tax consequences to iPCS stockholders of any amounts received as reimbursement for any of their expenses in connection with the Merger.


   Based upon and subject to the foregoing, it is our opinion that, for U.S. federal income tax purposes, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by AirGate Merger Sub, or iPCS as a result of the Merger; (iii) an iPCS stockholder will not recognize any gain or loss as a result of receiving AirGate stock in the Merger; (iv) an iPCS stockholder's aggregate tax basis in the AirGate stock received in the Merger, including any fractional share interest for which cash is received, will equal such stockholder's aggregate tax basis in the iPCS stock held immediately before the Merger; and (v) an iPCS stockholder's holding period of the shares of AirGate stock received in the Merger, including any fractional share interest for which cash is received, will include the period during which the iPCS stockholder held the iPCS stock surrendered in the Merger.

   We express our opinion herein only to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local, or foreign law, or with respect to other areas of U.S. federal taxation.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Material U.S. Federal Income Tax Consequences of the Merger" in the Prospectus.

   This opinion may not be used or relied upon by any other person except you and your shareholders without our prior written consent. This opinion is based on facts and circumstances existing on the date hereof.

                                          Sincerely,

                                          /s/ Mayer, Brown & Platt


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